Filed Pursuant to Rule 424(b)(5)

Registration No. 333-290181

PROSPECTUS SUPPLEMENT

Eightco Holdings Inc.

Up to $2,700,000,000 of Common Stock

This prospectus supplement (this “Prospectus Supplement”) amends and supplements the information in the prospectus, dated September 10, 2025 (the “Base Prospectus”), filed with the Securities and Exchange Commission as part of our registration on Form S-3 (File No. 333-290181) (the “Registration Statement”), which included an “at the market offering” prospectus, dated September 10, 2025 (such prospectus the “ATM Prospectus,” and together with the Base Prospectus, the “Prior Prospectus”), relating to the offer and sale of shares of our common stock, par value $0.001 per share (the “Common Stock”) having an aggregate sales price of up to $2,700,000,000 (the “ATM Shares”) pursuant to the terms of that certain Sales Agreement, dated September 10, 2025, between the Company and R.F. Lafferty & Co., Inc. (the “Sales Agent” or “R.F. Lafferty”) (the “Sales Agreement”). This Prospectus Supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

We are filing this Prospectus Supplement to reflect the amendment and restatement, on October 27, 2025, of the Sales Agreement (the “A&R Sales Agreement”) to, among other things, add Cantor Fitzgerald & Co. (“Cantor”) as the principal and/or the sole designated Sales Agent. Pursuant to the A&R Sales Agreement, the Company, from time to time, may issue and sell to or through Cantor, acting as principal and/or the sole designated Sales Agent, the ATM Shares. Each reference to “R.F. Lafferty” as the principal and/or the sole designated Sales Agent in the Prior Prospectus is hereby amended to “Cantor Fitzgerald & Co.,” each reference to “Agent” in the Prior Prospectus is hereby amended to refer to “Agents” and include Cantor and R.F. Lafferty, each reference to the term “Sales Agreement” in the Prior Prospectus is hereby amended to refer to the A&R Sales Agreement effective as of the date of this Prospectus Supplement, and the reference to “Lucosky Brookman LLP, Woodbridge, NJ” as counsel to R.F. Lafferty in the Prior Prospectus is hereby amended to “DLA Piper LLP (US), New York, New York” as counsel to the Agents.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “OBRS.” On October 24, 2025, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $6.42 per share.

Investing in our Common Stock involves significant risks. See “Risk Factors” beginning on page S-12 of Prior Prospectus and the risk factors that are incorporated by reference into the Prior Prospectus and the accompanying Base Prospectus from our filings made with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act for a discussion of the factors you should carefully consider before deciding to invest in our Common Stock.

Neither the SEC nor any state securities commission has approved or disapproved of our Common Stock or determined if this prospectus is accurate, truthful or complete. Any representation to the contrary is a criminal offense.

Cantor Fitzgerald & Co.	R.F. Lafferty & Co., Inc.

The date of this prospectus supplement is October 27, 2025.